Exhibit 99.1

Contact: Troy D. Cook

Executive Vice President &

Chief Financial Officer

913-327-3109

NPC INTERNATIONAL, INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS

FOR SENIOR SUBORDINATED NOTES AND EXECUTION OF SUPPLEMENTAL

INDENTURE TO EFFECT PROPOSED AMENDMENTS

OVERLAND PARK, KANSAS (December 13, 2011) – NPC International, Inc. (the “Company”), announced today the results to date of its previously announced cash tender offer to purchase any and all of its outstanding $175.0 million aggregate principal amount of 9  1/2% senior subordinated notes due 2014 (CUSIP No. 629360AB4) and the related consent solicitation to amend the indenture governing the notes. The tender offer is being made in connection with the previously announced proposed acquisition by NPC International Holdings, Inc., a Delaware corporation, of all the outstanding membership interests of NPC Acquisition Holdings, LLC, which owns all of the outstanding capital stock of the Company (the “Acquisition”) and pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, dated November 29, 2011 (the “Offer to Purchase”).

Prior to 5:00 p.m., New York City time, on December 12, 2011 (the “Consent Deadline”), $170,391,000 aggregate principal amount of notes, representing approximately 97.37% of the aggregate principal amount of notes outstanding, had been validly tendered and not withdrawn pursuant to the tender offer and consent solicitation. Also, 5:00 p.m., New York City time, on December 12, 2011, was the deadline for tendering holders to withdraw the tender of notes and delivery of consents. Accordingly, the Company has received consents sufficient to approve proposed amendments to the indenture governing the notes that would eliminate substantially all restrictive covenants and certain events of default and shorten the minimum period required to deliver notice of redemption of the notes to holders from 30 days to 3 days. The Company and the trustee for the notes have entered into a supplemental indenture containing the proposed amendments to the indenture governing the notes, which amendments have become effective and will become operative only upon acceptance by the Company of the notes which were tendered prior to the Consent Deadline.

The tender offer remains open and is scheduled to expire at 12:01 am, New York City time, on December 28, 2011, unless extended by the Company in its sole discretion or earlier terminated.

Consummation of the tender offer is conditioned upon: (i) financing from a new senior secured credit facility and issuance of new notes on terms satisfactory to the Company, (ii) the closing of the Acquisition and (iii) general conditions. The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase and related materials distributed to holders of the notes.

The Company has retained Barclays Capital Inc. and Goldman, Sachs & Co. to serve as the Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect) and to Goldman, Sachs & Co. at (800) 828-3182 (toll free) and (212) 357-4692 (collect). Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent and Tender Agent for the tender offer, and banks and brokers can call collect at (212) 269-5550, all others can call toll free at (800) 431-9645.

This press release is not an offer to purchase or a solicitation of consents, which may be made only pursuant to the terms of the Offer to Purchase and related materials and in accordance with applicable securities laws. This press release shall not constitute a notice of redemption of the notes.

This press release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer and make operative the supplemental indenture governing the notes. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company. All forward-looking statements made in this news release are made as of the date hereof. The Company does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.